EXHIBIT 10

                                        August 17, 1993


Mr. William Chambers
1242 N. Lake Shore Drive
Apt. 15
Chicago, Illinois 60610

Dear Bill:

     It is a great pleasure to confirm Jim Glasser's offer of employment. He is delighted you will be joining GATX as Vice
President, Human Resources on September 1st. Here are the key points of our discussion regarding compensation:

     1. Your salary will be at the rate of $215,000 per year or $17,916.66 per month.

     2.   As discussed, your title will be Vice President, Human
          Resources and you will report to James J. Glasser, Chief Executive Officer, GATX.

     3. Your annual bonus for the year 1993 will be prorated to coincide with your employment date of September 1, 1993. The proration will be 4/12 of a target bonus which is 40% of your base pay amount. Details of the plan and a write-up are available.

     4.   You are also eligible to participate in the Individual
          Performance Unit plan for corporate officers and subsidiary presidents who report to Jim Glasser.
          Details and a write-up of this plan is available through Gail Duddy, Director of Corporate Compensation.

     5. At the Board of Directors' meeting in October, Jim Glasser will ask the Directors to approve a 12,000 share non-qualified stock option for you. This grant will be about 5,000 higher than the usual annual grant.

     6. GATX will provide fees, dues and assessments for a downtown luncheon club and will also reimburse you for country club dues and expenses which are business related.

     7. The position of Vice President, Human Resources includes the perk of a company car. In keeping with current IRS regulations, a portion of the value of that car will be imputed income to you. Our executive auto program covers car leasing costs, repair and maintenance, but does not include reimbursements for gasoline unless they are directly associated with business travel excluding normal commuting.

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William Chambers
August 17, 1993
Page 2

     8. Starting January 1, 1994 you will be eligible for one month's vacation every year.

     9. Although your employment will be at will and terminable by either party at any time, GATX agrees that if, after such time as James J. Glasser ceases to be Chief Executive Officer of GATX and prior to the time you reach 65, should GATX terminate your employment other than for cause, death, disability or "change of control" (as such term is defined in the "Agreement for Continued Employment Following Change of Control or Disposition of a Subsidiary" entered into between you and GATX), GATX will pay to you, at the time of termination of your employment and in lieu of any other severance payments to which you would otherwise be entitled under GATX policies then in effect, a lump sum payment equal to the lesser of (1) twice your then current annual salary or (2) the amount of your then monthly salary multiplied by the number of months then remaining until you reach age 65, plus, in either case, an amount equal to the product of your then current annual salary times your "Target Percentage" (as that term is defined in GATX's Management Incentive Compensation Plan or any successor plan thereto).

     10. Bill, you are eligible to receive financial and estate planning assistance not to exceed $5,000 in value each year in addition to a one-time expense of up to $2,500 for preparation of your will.

     11. Your performance will be reviewed 18 months after your start date and any salary revision proposed will be reviewed and approved by the Compensation Committee of the Board of Directors.

Bill, the above items are in addition to our regular but very attractive benefit package which includes life, medical and dental insurance, the GATX Pension Plan, and an Employee Savings
(401k) plan.

All of us are looking forward to working with you and non more enthusiastically than Jim Glasser. For the record, your signature on the copy attached to this letter will serve as confirmation of our agreement. Call me if there is any question.

                                   Sincerely,

                                 /s/ Roland I. Finkelman
                               ---------------------------
                                     Roland I. Finkelman

RIB/kbb

                                 Accepted

                                    /s/ William L. Chambers
                               -------------------------------
                                        William L. Chambers
                                          August 18, 1993
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